Exhibit 3.63

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF CORAL SPRINGS, INC.

Filed 2002 JANUARY 31 PM 12:11

SECRETARY OF STATE TALLAHASSEE FLORIDA

TALLAHASSEE FLORIDA

I, THE UNDERSIGNED, being desirous of associating myself together for the purpose of becoming a corporation for profit under the laws of the State of Florida, do make, subscribe and acknowledge these Articles of Incorporation, pursuant to Chapter 607 of the Florida Business Corporation Act, and other applicable provisions of the Corporation Law of the State of Florida, and acts amendatory thereof and supplemental thereto.

1. The name of the corporation is:

BURLINGTON COAT FACTORY REALTY OF CORAL SPRINGS, INC.

2. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Florida

3. The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	1,000	$1.00

4. The address of the initial registered office of this corporation in this state is c/o United Corporate Services, Inc., 9200 South Dadeland Blvd, Suite 508, Miami, Florida 33156 and the name of the registered agent at said address is United Corporate Services, Inc.

5. The street address of the initial principal office of this corporation (wherever located) is c/o Don Oliver, 12801 West Sunrise Boulevard, Sunrise, Florida 33323.

6. The name and address of the incorporator is as follows:

NAME	ADDRESS
Michael A Barr	10 Bank Street
White Plains, New York 10606

7. Any person who was or is a party or is threatened to be made a party to any proceeding, (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the corporation to the fill extent then permitted by law against liability incurred in connection with such proceeding, including any appeal thereof. Such right of indemnification shall incur whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall incur to the benefit of the heirs and personal representatives of such person. The indemnification provided by this Article SEVENTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provisions currently in effect hereafter adopted by the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, to provision of law, or otherwise.

8. No director of the corporation shall be personally liable to the corporation or any other person for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a violation of criminal law, unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful (ii) for any transaction from which the director directly or indirectly derived an improper personal benefit, (iii) under section 607.144 of the Florida General Corporation Act (iv) for conscious disregard for the best interest of the corporation or willful misconduct, or (v) for recklessness or an act or omission which was committed in bad faith or with a malicious purpose or in a matter exhibiting wanton and willful disregard of human, rights, safety, or property.

IN WITNESS WHEREOF, the undersigned has this thirty-first day of January, 2002 made and subscribed these Articles of Incorporation at White Plains, New York for the uses and purposes aforesaid.

/s/ Michael A. Barr

2